Exhibit T3A.12

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

UDC CAYMAN LTD.

(adopted pursuant to a special resolution dated 1 March 2011)

1	The name of the Company is UDC Cayman Ltd.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KYl-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2010 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$1,900,000 divided into 190,000,000 Ordinary Shares of par value US$0.0l per share.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

UDC Cayman Ltd.

(the “Company”)

WE, on behalf of Maples Corporate Services Limited, HEREBY CERTIFY THAT the following Resolution was passed by the shareholders of the Company on 9 March 2011:

2	SPECIAL RESOLUTION

Accordingly it is resolved as a special resolution that the Company’s name be changed to UCD Cayman Ltd and that any and all references to UDC Cayman Ltd. in the Company’s Memorandum and Articles of Association be changed to UCD Cayman Ltd.

/s/ Maples and Calder

Maples and Calder

11 March 2011

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

UCD Cayman Ltd (ROC #138255) (the “Company”)

TAKE NOTICE that by written resolution of the shareholder of the Company dated 8 November 2013, the following special resolution was passed:

That, the Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Articles of Association annexed hereto.

Lisa Clarke
Corporate Administrator
For and on behalf of
Maples Corporate Services Limited

Dated this 18th day of December 2013

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

UCD CAYMAN LTD

(As adopted by special resolution passed on November 8, 2013)

1.	In these Articles, unless there is something in the subject or context inconsistent therewith:

“Affiliate” of any specified person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with such specified person. For purposes of this definition, control of a person means the holding of at least 50% of its voting stock or the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Articles” means these amended and restated articles of association or as from time to time altered by Special Resolution (as defined below).

“Auditors” means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors” means the board of directors of the Company from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the State of New York in the United States of America.

“Company” means the above-named UCD Cayman Ltd.

“Competitor” means any person or entity which is, at the relevant time, engaged in the design, development, marketing, sale or licensing of any products or services that are in form and function competitive with any of the products and services that are marketed and sold or licensed by the Company or any Affiliate thereof, and includes any direct or indirect shareholder, partner or other beneficial holder of an equity ownership interest in a Competitor.

“Convertible Securities” means any Shares or other securities convertible into or exchangeable for Ordinary Shares or for other Convertible Securities.

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company, whether constituting a charge on the assets of the Company or not.

“Directors” means the directors of the Company from time to time.

“Dividend” means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Dollars” or “US$” refers to the lawful currency of the United States of America. “Executive Officers” has the meaning given to it in Article 77.

“Member” means every person who has agreed to become a member of the Company and whose name is entered on the Company’s register of members.

“Month” means calendar month.

“Operating Entity” means Semiconductor Manufacturing International (Chengdu) Corporation, the name of which will be changed as soon as practicable following the coming into effect of these Articles.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

“Ordinary Shares” means the ordinary shares in the Company’s capital of par value US$0.01 each.

“Recapitalization” means any share split, reverse share split, stock dividend, share combination or consolidation or other recapitalization in relation to the Shares of the Company.

“Registered Office” means the registered office for the time being of the Company. “Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” means any person appointed to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended. “Shareholder” shall mean a Member of the Company.

“Shares” means Ordinary Shares and any other series or class of shares issued by the Company after the date hereof.

“Special Resolution” means a resolution that:

(a)	has been passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)	has been approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Written” and “in writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender and vice versa. Words importing persons only include companies or other institutions.

2.	The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit, notwithstanding that only part of the Shares may have been allotted.

3.	The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing Shares of the Company shall be in such form as shall be determined by the Board of Directors. Such certificates shall be under seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate for such Shares shall be issued until the former certificate for a like number of Shares shall have been surrendered and canceled or appropriate indemnity given. The Board of Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen or destroyed, it may be renewed on such terms as the Board of Directors may prescribe as to evidence, indemnity (including, without limitation, a requirement the owner of the defaced, lost, stolen or destroyed certificate or such owner’s legal representative give the Company a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate) and the payment of the expenses incurred by the Company in investigating any such evidence or in issuing such new certificate.

ISSUE OF SHARES

6. (a)	At the date of adoption of these Articles, the authorized share capital of the Company is 190,000,000 Ordinary Shares with a nominal or par value of US$0.01 each. The total authorized share capital of the Company is accordingly US$1,900,000.

(b)	The powers, preferences and rights, and the qualifications, limitations or restrictions in respect to the Ordinary Shares shall be as herein provided.

(c)	Subject as herein provided, all Shares in the Company for the time being authorized but unallotted and unissued shall be under the control of the Board of Directors who may allot, issue or grant options over or otherwise dispose of these Shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. All Shares shall be issued fully paid.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his Shares or several certificates each for one or more of his Shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Board of Directors shall from time to time determine; provided that in respect of a share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any Shares shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of Members in respect thereof.

9.	The Board of Directors shall properly register any transfer of Shares that is made in accordance with the Articles and shall decline to register any purported transfer of Shares that is not made in accordance with these.

COMMISSION ON SALE OF SHARES

10.	The Company may, insofar as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NONRECOGNITION OF TRUSTS

11.	No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

12.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney or other instrument.

TRANSMISSION OF SHARES

13.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him solely or jointly with other persons.

14.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

15.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety (90) days, the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

GENERAL MEETING

16.	The Board may determine, at its discretion, that an annual general meeting of the holders of Shares shall be held each year.

17. (a)	Meetings other than the annual general meetings shall be convened by the Chairman of the Board of Directors upon the written request of (a) a majority of the Directors, or (b) Members holding at the date of the deposit of the request not less than thirty three per cent (33%) of the issued and paid-up share capital of the Company (on an as converted basis) that as at the date of the deposit carries the right of voting at general meetings of the Company.

(b)	The request must state the objects of the meeting and must be in writing and signed by the requesting parties, and deposited at the Registered Office of the Company, and may consist of several documents in like form, each signed by one or more requesting parties.

(c)	Any meeting convened by the Chairman of the Board of Directors upon the request of the Members or Directors shall be held not less than twenty-one or more than sixty calendar days after the receipt of the request.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Board of Directors.

NOTICE OF GENERAL MEETINGS

18.	At least five (5) days’ notice (but not more than sixty (60) days’ notice) shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given, and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at such meeting and shall be given in the manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company; provided, that a general meeting of the Company shall, whether or not the notice specified in these Articles has been given and whether or not the provisions of Article 22 have been complied with, be deemed to have been duly convened if it is so agreed either before or at the commencement of the meeting:

by the approval of persons entitled to vote thereat who together hold not less than two-thirds of those entitled to vote on the resolutions (or whose consent thereto is required) to be considered by the meeting, or their proxies, by such persons signing a written waiver of notice or a consent to the holding of the meeting.

All such waivers, consents and approvals shall be filed with the corporate records of the Company or referred to in the minutes of the Meeting. Attendance by a Member at a meeting shall also constitute a waiver of notice, except when that person objects at the beginning of the meeting to the transaction of any business on the basis that the meeting is not lawfully called or convened.

PROCEEDINGS AT GENERAL MEETINGS

19. (a)	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business, and the quorum shall be Members present in person or by proxy holding in aggregate a majority of the Company’s share capital in issue at such time (on an as converted basis) that as of such time carries the right to vote at such general meeting of the Company. Members present in person or by proxy at a meeting at which a quorum is present when the meeting proceeds to business may continue to do business until adjournment notwithstanding that a quorum ceases to exist; provided that, unless otherwise specified in these Articles, any action is approved by holders holding at least a majority of the Company’s share capital (on an as-converted basis) required to constitute a quorum.

(b)	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members then entitled to receive notice of and to attend and vote at general meetings (or being companies by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

20.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of Members, shall be dissolved and if in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other time or such other place as the Board of Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

21.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their members to be Chairman of the meeting.

22.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be Chairman of the meeting.

23.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the holders, present in person or by proxy, of a majority of the Shares held by Members present at that meeting in person or by proxy, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for more than forty-five (45) days or a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

24.	At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll conducted by the Chairman of the Meeting.

25.	A vote by show of hands in lieu of a poll shall not be permitted.

26.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

27.	Subject to any rights or restrictions for the time being attached to any class or classes of Shares, on a show of hands or a poll, every Member present at a meeting of Members in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him.

28.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

29.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

30.	No Member shall be entitled to vote at any general meeting unless he is registered as a member of the Company on the record date for such meeting and all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

31.	No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

32.	On a poll or on a show of hands, votes may be given either personally or by proxy.

33.	The provisions of these Articles relating to general meetings shall apply to every such general meetings of the holders of one class or series of Shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued Shares of the class or series and that any holder of Shares of the class of series present in person or by proxy may demand a poll.

RECORD DATES

34.	For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days before any such action without a meeting, and in such event only members of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any Shares.

35.	If the Board of Directors does not so fix a record date:

(a)	the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b)	the record date for determining members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopted the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

36.	For the purposes of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Company after the record date so fixed. If the Board of Directors do not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopt the applicable resolution.

PROXIES

37.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a company, under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company, and may, for the avoidance of doubt, be a Director or employee of the Company.

38.

The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

39.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

40.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

41.	Any company which is a Member of record of the Company may in accordance with its articles or other constituent documents or in the absence of such provision by resolution of its board of Directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorized shall be entitled to exercise the same powers on behalf of the company which he represents as the company could exercise if it were an individual Member of record of the Company.

42.	Shares of its own capital belonging to the Company and held by it in a fiduciary capacity or otherwise shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining quorum or the total number of outstanding Shares at any given time.

INSPECTORS OF ELECTION

43.

Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member’s proxy shall, appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of Shares entitled to vote (on an as-converted basis) or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy. Such inspectors shall:

(a)	determine the number of Shares outstanding, the number of Shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b)	receive votes, ballot or consents;

(c)	hear and determine all challenges and questions in any way arising in connection with the vote;

(d)	count and tabulate all votes or consents;

(e)	determine when the polls shall close;

(f)	determine the result; and

(g)	do any other acts that may be proper to conduct the election or vote with fairness to all Members.

BOARD OF DIRECTORS

44.	The Company shall be managed by the Board of Directors where the Directors shall be appointed at a general meeting or by unanimous written resolution of all holders of the Company’s Shares. The Board of Directors shall consist of up to five (5) members.

45.	The remuneration to be paid to the Directors shall be determined by the Board of Directors. The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any such fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

46.	Subject to the exception contained in this Article 46, a Director who expects to be unable to attend the meetings of the Board of Directors because of absence, illness or otherwise may appoint any person to be his alternate to act in his stead and such appointee whilst he holds office as alternate Director shall, in the event of absence therefor of his appointor, be entitled to attend meetings of the Board of Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

47.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

48.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no qualification shall be required.

49.	A Director or alternate Director of the Company may be or become a Director or other officer of or otherwise interested in any company promoted by the Company and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

50.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

51.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 65 and, after such general notice, it shall not be necessary to give special notice relating to any particular transaction.

POWERS AND DUTIES OF THE BOARD OF DIRECTORS

52.	The business of the Company shall be managed by the Board of Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Board of Directors which would have been valid if that regulation had not been made. The Board of Directors may delegate at its discretion the day-to-day administration or operation of the Company to the President.

53.	The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as the Board of Directors may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

54.	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall from time to time by resolution determine.

55.	The Board of Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Board of Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board of Directors and of any committee of the Board of Directors; or

(c)	of all resolutions and proceedings at all meetings of the Company and of the Board of Directors and of committees of the Board of Directors.

56.	The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

57.	The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

58. (a)	Subject to these Articles, the Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three (3) following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretion for the time being vested in the Board of Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Board of Directors to subdelegate all or any of the powers, authorities, and discretion for the time being vested in them.

PROCEEDINGS OF THE BOARD OF DIRECTORS

59.	Except as otherwise provided by these Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Except as otherwise provided by these Articles, questions arising ay any meeting shall be decided, resolutions shall be adopted and other action shall be taken only upon the affirmative vote of a majority of the Directors present at a meeting at which there is a quorum.

60.	The Chairman of the Board or the Chief Executive Officer or President (in the absence of a Chief Executive Officer) or any two Directors may at any time summon a meeting of the Board of Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered provided further if notice is given in person, by cable, electronic mail, telex or telecopy, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be.

61.	Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting before the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

62.	The quorum necessary for the transaction of the business of the Board of Directors shall be established if a majority of the Directors are present in person or by proxy. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

63.	An alternate Director appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

64.	A majority of the Directors present, whether or not constituting a quorum (provided there was a quorum when the meeting started) may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty four hours. If the meeting is adjourned for more than twenty four hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Article 60 to the Directors not present at the time of the adjournment.

65.	The Directors may elect a Director as the Chairman of the Board of Directors and determine the period for which he is to hold office but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting, the Directors present may choose another Director to be Chairman of the meeting.

66.	The Board of Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors.

67.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by the affirmative vote of all members present.

68.	All acts done by any meeting of the Board of Directors or of a committee of the Board of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

69.	Directors may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or radio, conference television or similar communications equipment or any other form of audio or audio-visual instantaneous communication by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors or committee as the case may be duly convened and held.

70.	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

RESIGNATION, REMOVALS AND VACANCIES

71.	Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

72.	Subject to Article 44, vacancies in the Board of Directors may be filled by the vote or on the nomination of the holders of that class or series of Shares (or the particular Shareholder(s)) entitled to elect or appoint the Director whose absence or resignation created such vacancy subject to the terms of any agreement to which the Company and such holders are parties.

73.	A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or (iv) if the Members fail, at any meeting of shareholders at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

74.	The Directors shall have the power by vote of a majority of the remaining Directors, even if less than a quorum, to appoint any person to be Director at any time to fill any vacancy or vacancies not filled by the Members in accordance with Articles 44 and 73. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

PRESUMPTION OF ASSENT

75.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

76.

The Seal shall only be used by the authority of the Board of Directors or of a committee of the Board of Directors authorized by the Board of Directors in that behalf and every instrument to which the seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Board of Directors for the purpose; provided that the Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board of Directors so determine, with the addition on its face of the name of every place where it is to be used; provided further that a Director, Secretary or other officer or representative or attorney may without further authority of the Board of Directors affix the seal of the Company over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

77.	The Company may have a President and may have a Secretary or Secretary-Treasurer appointed by the Board of Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors from time to time prescribe. For the avoidance of doubt, the Company may have, and the President shall then be assisted by other senior executive officers, which may consist of a Chief Financial Officer, a Chief Operating Officer and one or more other officers with independent policy-making authority (together the “Executive Officers”).

REDEMPTION AND REPURCHASE

78. (a)	Subject to the provisions of the Statute and these Articles, Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Members, before the issue of the Shares, may by Special Resolution determine.

(b)	Subject to the provision of the Statute and the Memorandum of Association, the Company may purchase its own Shares (including fractions of a share), including any redeemable Shares, in such manner as the Board of Directors may determine and may make payment therefore in any manner authorized by the Statute, including out of capital.

DIVIDENDS

79.	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

79A.	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

79B	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

79C	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

79D	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

79E	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

79F	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

79G	No Dividend or other distribution shall bear interest against the Company.

79H	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

CAPITALIZATION

80.	Subject to any agreement from time to time entered into by the Company and the Members (for the time being), the Company may upon the recommendation of the Board of Directors by ordinary resolution authorize the Board of Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares (not being redeemable Shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).

BOOKS OF ACCOUNT

81.	The Board of Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

82.	The minutes and accounting books and records shall be open to inspection upon the written demand of any Member, at any reasonable time during usual business hours, for a purpose reasonably related to the holder’s interests as a shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. Such rights of inspection shall extend to the records of each subsidiary company of the Company.

83.	The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law. Notwithstanding the generality of the foregoing, the Board of Directors shall deliver to each Member:

(a)	within thirty (30) days after the end of each fiscal quarter, an unaudited quarterly income statement, balance sheet, and cash flow statement of the Company and its subsidiaries;

(b)	within one hundred (100) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company as of the end of that year and audited consolidated statements of income, shareholders’ equity, and cash flow for that year, which year-end financial statements shall be in reasonable detail.

(c)	within twenty (20) days after the end of each month, the Company’s monthly management accounts for the prior month.

AUDIT

84.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

85.	The Board of Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Board of Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board of Directors under this Article may be fixed by the Board of Directors.

86.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board of Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office. The accounts of the Company shall be prepared in accordance with the generally accepted accounting principles in the United States.

NOTICES

87.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, or, when notice is given by electronic mail, by sending it to the electronic mail address provided by such Member, such notice, if mailed, to be forwarded airmail.

88. (a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected the day the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

89.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

90.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or Shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

91.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

92.	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

93.

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

94.	The Directors and officers of the Company and any trustee acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified to the maximum extent permitted by law out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or though their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust under the same except as shall happen through the willful neglect or default of such Director, officer or trustee.

FISCAL YEAR

95.	The Company’s fiscal year shall begin on January 1 and end on December 31 of the same year. The accounts of the Company shall be prepared in accordance with International Financial Reporting Standards (IFRS) consistently applied and accompanied by the opinion of a firm of independent public accountants of internationally recognized standing selected by the Board of Directors.

AMENDMENTS OF ARTICLES

96.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

97.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.